UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

DANAHER CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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DANAHER CORPORATION

2099 Pennsylvania Avenue, N.W., 12th Floor

Washington, D.C. 20006

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 2, 2006

To the Shareholders:

Notice is hereby given that the 2006 Annual Meeting of Shareholders of Danaher Corporation, a Delaware corporation (the “Company”), will be held at the Mayflower Hotel, 1127 Connecticut Avenue, N.W., Washington, D.C., on May 2, 2006 at 3:00 p.m., local time, for the following purposes:

1.	To elect four Directors to hold office for a term of three years and until their successors are elected and qualified.

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006.

3.	To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 6, 2006 as the record date for determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

Whether or not you expect to be present, please sign, date and return the enclosed proxy card as promptly as possible in the enclosed stamped envelope, the postage on which will be valid if mailed in the United States.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES F. O’REILLY

Secretary

March 31, 2006

EVERY SHAREHOLDER’S VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE DANAHER CORPORATION ANNUAL MEETING.

PROXY STATEMENT

DANAHER CORPORATION

2099 Pennsylvania Avenue, N.W., 12th Floor

Washington, D.C. 20006

2006 ANNUAL MEETING OF SHAREHOLDERS

MAY 2, 2006

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Danaher Corporation, a Delaware corporation (the “Company”), of proxies for use at the 2006 Annual Meeting of Shareholders (“Annual Meeting”) to be held at the Mayflower Hotel, 1127 Connecticut Avenue, N.W., Washington, D.C. on May 2, 2006 at 3:00 p.m., local time, and at any and all adjournments thereof. The Company’s principal address is 2099 Pennsylvania Avenue, N.W., 12th Floor, Washington, D.C. 20006. The date of mailing of this Proxy Statement is on or about March 31, 2006. The purpose of the meeting is to elect four directors of the Company; to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006; and to consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

OUTSTANDING STOCK AND VOTING RIGHTS

In accordance with the By-laws of the Company, the Board of Directors has fixed the close of business on March 6, 2006 as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record on that date will be entitled to vote. Proxies will be voted as specified on the proxy card. In the absence of specific instructions, proxies will be voted (1) FOR each of the nominees named herein as directors, or their respective substitutes as may be appointed by the Board of Directors, (2) FOR ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006, and (3) in the discretion of the proxy holders on any other matter which properly comes before the meeting or any adjournment thereof. The Board of Directors has selected Steven M. Rales and Mitchell P. Rales to act as proxies with full power of substitution.

The proxies being solicited hereby are being solicited by the Board of Directors of the Company. The total expense of the solicitation will be borne by the Company, including reimbursement paid to brokerage firms and others for their expenses in forwarding material regarding the Annual Meeting to beneficial owners. Solicitation of proxies may be made personally or by mail, telephone, internet, e-mail or facsimile by officers and other management employees of the Company, who will receive no additional compensation for their services. The Company has retained Georgeson Shareholder, 17 State Street, New York, New York 10004, to aid in the solicitation of proxies. For these services, we expect to pay Georgeson a fee of less than $10,000 and reimburse it for certain out-of-pocket disbursements and expenses.

The only outstanding securities of the Company entitled to vote at the Annual Meeting are shares of Common Stock, $.01 par value (“Company Common Stock”). As of the close of business on March 6, 2006, the record date for determining the shareholders of the Company entitled to vote at the Annual Meeting, 306,220,207 shares of Company Common Stock were outstanding, excluding shares held by or for the account of the Company. All share amounts in this Proxy Statement have been restated as necessary to give retroactive effect to the May 2004 two-for-one split of the Company’s Common Stock. Each outstanding share of Company Common Stock entitles the holder to one vote on all matters brought before the Annual Meeting. The quorum necessary to conduct business at the Annual Meeting consists of a majority of the issued and outstanding shares of Company Common Stock entitled to vote at the Annual Meeting as of the record date. Abstentions and “broker non-votes” are counted as present in determining whether the quorum requirement is satisfied.

If a quorum is present, the vote required to approve each of the Proposals is as follows. For Proposal 1, the four nominees who receive the most votes “For” will be elected. In the election of directors, each shareholder is entitled to cast one vote for each director to be elected; cumulative voting is not permitted. For Proposal 2, the affirmative vote of the holders of a majority of the shares of Company Common Stock represented and entitled to vote at the Annual Meeting is required for approval.

If you are a beneficial owner and do not provide the shareholder of record with voting instructions, your shares may constitute broker non-votes. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

For purpose of Proposal 1, votes that are withheld and broker non-votes do not affect the required vote. For purposes of Proposal 2, abstentions are counted for purposes of determining the minimum number of affirmative votes required for approval of a particular proposal and, accordingly, have the effect of a vote against the proposal.

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke your proxy or vote at the meeting, you must follow the instructions provided to you by the record holder and/or obtain from the record holder a proxy issued in your name. Attendance at the meeting will not, by itself, revoke a proxy.

If you and other residents at your mailing address own shares of Company Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials in known as “householding.” This practice is designed to reduce printing and postage costs. Unless you responded that you did not want to participate in householding, you were deemed to have consented to the process. Your broker will send one copy of the Company’s annual report and proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or telephoning 1-800-542-1061. The revocation of your consent to householding will be effective 30 days after its receipt. If you did not receive an individual copy of this proxy statement or the Company’s annual report, the Company will send a copy to you if you address your written request to Danaher Corporation, Attn: Investor Relations, 2099 Pennsylvania Avenue, N.W., 12th Floor, Washington, D.C. 20006, or call the Company at 202-828-0850.

If you participate in the Danaher Stock Fund through the Danaher Corporation & Subsidiaries Retirement and Savings Plan or the Danaher Corporation & Subsidiaries Savings Plan (collectively, the “Savings Plans”), your proxy will also serve as a voting instruction for Fidelity Management Trust Company (“Fidelity”), the trustee of the Savings Plans, with respect to shares of Common Stock attributable to your Savings Plan account as of the record date. Fidelity will vote your Savings Plan shares as of the record date in the manner directed by you. If Fidelity does not receive voting instructions from you by April 29, 2006, Fidelity will vote your Savings Plan shares as of the record date in the same manner, proportionally, as it votes the other shares of Common Stock for which proper and timely voting instructions of other Savings Plan participants have been received by Fidelity.

BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK BY

DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS

The following table sets forth as of March 6, 2006, the number of shares and percentage of Company Common Stock beneficially owned by (1) each person who owns of record or is known to the Company to beneficially own more than five percent of the Company Common Stock, (2) each of the Company’s directors and nominees for director and each of the executive officers named in the Summary Compensation Table, and (3) all present executive officers and directors of the Company as a group. As of March 6, 2006, 306,220,207 shares of Company Common Stock were outstanding, excluding shares held by or for the account of the Company. Except as otherwise indicated, each person or entity included in the table below has sole voting and investment power with respect to the shares beneficially owned by that person or entity. Under applicable SEC rules, the definition of beneficial ownership for purposes of this table includes shares over which a person or entity has sole or shared voting or investment power, whether or not the person or entity has any economic interest in the shares, and also includes shares for which the person has the right to acquire beneficial ownership within 60 days of March 6, 2006.

Name	Number of Shares Beneficially Owned (1)(2)		Percent Of Class (1)
Mortimer M. Caplin	118,948	(3)	*
H. Lawrence Culp, Jr.	2,499,314	(4)	*
Donald J. Ehrlich	129,600	(5)	*
Walter G. Lohr, Jr.	390,000	(6)	*
Mitchell P. Rales	51,497,876	(7)	16.8%
Steven M. Rales	52,116,495	(8)	17.0%
John T. Schwieters	10,000	(9)	*
Alan G. Spoon	32,000	(10)	*
A. Emmet Stephenson, Jr.	400,240	(11)	*
Linda P. Hefner	0		—
Patrick W. Allender	1,400,413	(12)	*
Daniel L. Comas	206,340	(13)	*
Philip W. Knisely	847,425	(14)	*
Steven E. Simms	1,091,283	(15)	*
FMR Corp.	19,633,326	(16)	6.4%
T. Rowe Price Associates, Inc.	17,861,067	(17)	5.8%
All executive officers and directors as a group (18 persons)	75,210,083	(18)	24.1%

(1)	For purposes of the table, the number of shares attributable to each executive officer’s 401(k) account is equal to (all amounts rounded to the next lowest whole share) (a) the officer’s balance, as of March 6, 2006, in the Danaher stock fund included in the executive officer’s 401(k) account (the “401(k) Danaher Stock Fund”), divided by (b) the closing price of Company Common Stock as reported on the New York Stock Exchange on March 6, 2006. The 401(k) Danaher Stock Fund is comprised of a unitized pool of Company Common Stock and cash, and as such does not allocate a specific number of shares of Company Common Stock to each participant. The table also includes shares that may be acquired upon exercise of options that are exercisable within 60 days of March 6, 2006.
(2)

In prior years, balances credited to an executive officer’s account under the Amended and Restated Danaher Corporation Executive Deferred Incentive Program (the “EDIP”) were included as shares beneficially owned. EDIP balances were considered shares beneficially owned because under SEC rules, a person is deemed to beneficially own shares that he or she has the right to acquire within 60 days, and EDIP participants generally have the right to terminate employment at any time and at their election receive an immediate distribution of their EDIP balance in the form of Company Common Stock. Under the recently implemented Section 409A of the Internal Revenue Code, however, EDIP distributions to any of the

Company’s executive officers in connection with a termination of employment must be delayed a minimum of 6 months from the date of termination. As a result, the EDIP balances of the executive officers are no longer considered shares beneficially owned. The chart below shows for each named executive officer (and all executive officers as a group) the number of shares of Company Common Stock attributable to their respective EDIP accounts assuming the entire balance were distributed in the form of Company Common Stock, and calculated based on (1) the person’s vested EDIP balance as of March 6, 2006, divided by (2) the closing price of Company Common Stock as reported on the New York Stock Exchange on March 6, 2006 (all amounts rounded to the next lowest whole share).

Name	Shares of Company Common Stock Attributable to EDIP Balance
H. Lawrence Culp, Jr.	90,423
Patrick W. Allender	281,792
Daniel L. Comas	3,396
Philip W. Knisely	476
Steven E. Simms	116,951
All executive officers as a group (11 persons)	574,104

(3)	Includes options to acquire 32,000 shares and 72,800 shares, in each case owned by a revocable trust of which Mr. Caplin and his spouse are the sole trustees, and 14,148 shares held by a charitable foundation of which Mr. Caplin is director and president. Mr. Caplin disclaims beneficial ownership of the shares held by the charitable foundation.
(4)	Includes options to acquire 2,497,500 shares and 1,814 shares attributable to Mr. Culp’s 401(k) account.
(5)	Includes options to acquire 48,000 shares, 16,000 shares owned by Ripple Creek Limited Partnership, of which Mr. Ehrlich is a general partner, 6,400 shares owned by an IRA for the benefit of Mr. Ehrlich, and 59,200 shares owned jointly by Mr. Ehrlich and his ex-spouse.
(6)	Includes options to acquire 48,000 shares. Also includes 38,000 shares held by a charitable foundation of which Mr. Lohr is president, and 80,000 shares held by Mr. Lohr as trustee of a trust for his children, as to each of which Mr. Lohr disclaims beneficial ownership.
(7)	The aggregate holdings for Mitchell P. Rales include (i) all of the 36,014,740 shares owned by Equity Group Holdings LLC and Equity Group Holdings II LLC, of which Steven M. Rales and Mitchell P. Rales are the only members, and (ii) 12,000,000 shares owned by MPRDHR LLC, of which Mitchell P. Rales is the sole member, 2,819,802 shares owned directly by Mitchell P. Rales, 41,294 shares attributable to Mitchell P. Rales’ 401(k) account, 422,040 shares owned by an IRA for the benefit of Mitchell P. Rales and 200,000 shares owned by a charitable foundation of which Mitchell P. Rales is a director. Mitchell P. Rales disclaims beneficial ownership of those shares that are owned directly or through a 401(k) account or single-member LLC by Steven M. Rales, and also disclaims beneficial ownership of all shares held through a charitable foundation. Combined, Messrs. Steven M. Rales and Mitchell P. Rales beneficially own 67,599,631 shares, or 22.1% of Company Common Stock outstanding. Shares of Company Common Stock held by Equity Group Holdings LLC, Equity Group Holdings II LLC and MPRDHR LLC are pledged to secure lines of credit with certain banks and each of these entities is in compliance with these lines of credit. Shares held directly by Mitchell P. Rales are pledged as collateral to secure a loan of shares to him by Capital Yield Corporation, an entity owned by Messrs. Steven M. Rales and Mitchell P. Rales. The business address of Mitchell P. Rales, and of Equity Group Holdings LLC, Equity Group Holdings II LLC and MPRDHR LLC, is 2099 Pennsylvania Avenue, N.W., Washington, D.C. 20006.
(8)

The aggregate holdings for Steven M. Rales include (i) all of the 36,014,740 shares owned by Equity Group Holdings LLC and Equity Group Holdings II LLC, of which Steven M. Rales and Mitchell P. Rales are the only members, and (ii) 12,000,000 shares owned by SMRDHR LLC, of which Steven M. Rales is the sole member, 4,000,000 shares owned directly Steven M. Rales, 1,755 shares attributable to Steven M. Rales’ 401(k) account, and 100,000 shares owned by a charitable foundation of which Steven M. Rales is a director. Steven M. Rales disclaims beneficial ownership of those shares that are owned directly or through a 401(k) account, IRA or single-member LLC by Mitchell P. Rales, and also disclaims beneficial ownership of all shares held through a charitable foundation. Combined, Messrs. Steven M. Rales and Mitchell P. Rales beneficially own 67,599,631 shares, or 22.1% of Company Common Stock outstanding. Shares of Company Common Stock held by Equity Group Holdings LLC, Equity Group Holdings II LLC and SMRDHR LLC are pledged to secure lines of credit with certain banks and each of these entities is in compliance with these lines of credit. Shares held directly by Steven M. Rales are pledged as collateral to secure a loan of shares to him by Capital Yield Corporation, an entity owned by Messrs. Steven M. Rales and Mitchell P. Rales. The business address of Steven M. Rales, and of Equity Group Holdings LLC, Equity Group Holdings II LLC and SMRDHR LLC is 2099 Pennsylvania Avenue, N.W., Washington, D.C. 20006.

(9)	Includes options to acquire 8,000 shares.
(10)	Includes options to acquire 28,000 shares and 4,000 shares held jointly by Mr. Spoon and his spouse.
(11)	Includes 352,240 shares and options to acquire 48,000 shares, in each case held in the name of Stephenson Ventures, a limited partnership of which Mr. Stephenson is the sole general partner.
(12)	Includes options to acquire 600,000 shares, 54,035 shares held by Grantor Retained Annuity Trusts of which Mr. Allender or his spouse is trustee, 55,200 shares held by family members, and 75,813 shares and options to acquire 544,000 shares held in the name of limited partnerships of which Mr. Allender is sole general partner. Mr. Allender disclaims beneficial ownership of the shares held by family members and by the family limited partnership.
(13)	Includes options to acquire 201,000 shares, 3,076 shares attributable to Mr. Comas’ 401(k) account and 2,264 shares held by Mr. Comas’ spouse. Mr. Comas disclaims beneficial ownership of the shares held by his spouse.
(14)	Includes options to acquire 840,000 shares and 5,007 shares held jointly by Mr. Knisely and his spouse. Also includes 2,418 shares held in trust for the benefit of Mr. Knisely’s daughter, for which Mr. Knisely’s spouse serves as trustee, and as to which Mr. Knisely disclaims beneficial ownership.
(15)	Includes options to acquire 1,080,000 shares, 6,883 shares attributable to Mr. Simms’ 401(k) account, 2,000 shares held jointly by Mr. Simms and his spouse, and 2,400 shares held in an IRA for the benefit of Mr. Simms.
(16)	The amount shown and the following information is derived from Schedule 13G dated February 14, 2006 filed by FMR Corp. and Edward C. Johnson 3d, which sets forth their respective beneficial ownership as of December 31, 2005. Pursuant to the Schedule 13G, 18,796,432 of the shares reported are beneficially owned by Fidelity Management & Research Company, an investment adviser and a wholly-owned subsidiary of FMR Corp., as a result of acting as investment adviser to various investment companies (collectively, the “Fidelity Funds”), and with respect to these shares, FMR Corp., Mr. Edward C. Johnson 3d and each of the Fidelity Funds exercise investment power and the Fidelity Funds’ Boards of Trustees exercises voting power; 518,836 shares are beneficially owned by Fidelity Management Trust Company, a bank and a wholly owned subsidiary of FMR Corp., as to which each of Mr. Johnson and FMR Corp., through its control of Fidelity Management Trust Company, has investment and voting power; 330 shares are beneficially owned by Strategic Advisors, Inc., an investment advisor and wholly owned subsidiary of FMR Corp.; and the remaining 317,728 shares reported are beneficially owned by Fidelity International Limited, an investment adviser and an entity independent of FMR Corp., as to which shares Fidelity International Limited exercises sole investment and voting power. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.
(17)	The amount shown and the following information is derived from Schedule 13G dated February 14, 2006 filed by T. Rowe Price Associates, Inc. (“Price Associates”), which sets forth Price Associates’ beneficial ownership as of December 31, 2005. According to the Schedule 13G, Price Associates has sole voting power over 5,150,360 shares and sole dispositive power over 17,857,967 shares. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202. In the Schedule 13G, Price Associates expressly declares that the 13G filing shall not be construed as an admission that it is the beneficial owner of any securities covered by the Schedule 13G and expressly denies any such beneficial ownership.
(18)	Includes options to acquire 6,263,566 shares and 102,682 shares attributable to executive officers’ 401(k) accounts. See Notes (2)-(15).
*	Represents less than 1% of the outstanding Company Common Stock.

PROPOSAL 1.

ELECTION OF DIRECTORS OF THE COMPANY

The Company’s Certificate of Incorporation provides that the Board of Directors shall be divided into three classes with the number of directors in each class to be as equal as possible. The Board has fixed the number of directors of the Company at ten. At the 2006 Annual Meeting of Shareholders, shareholders will elect four directors to serve until the 2009 Annual Meeting of Shareholders and until their successors are duly elected and qualified. The Board of Directors has nominated Mortimer M. Caplin, Donald J. Ehrlich, Linda P. Hefner and Walter G. Lohr, Jr. to serve as directors in the class whose term expires in 2009. Messrs. Steven M. Rales, John T. Schwieters and Alan G. Spoon will continue to serve as directors in the class whose term expires in 2007. Messrs. H. Lawrence Culp, Jr., Mitchell P. Rales and A. Emmet Stephenson, Jr. will continue to serve as directors in the class whose term expires in 2008.

The names of the nominees and the directors continuing in office, their principal occupations, the years in which they became directors and the years in which their terms are scheduled to expire are set forth below. In the event a nominee shall decline or be unable to serve, the proxies may be voted in the discretion of the proxy holders for a substitute nominee designated by the Board of Directors. The Company knows of no reason why this will occur.

NOMINEES FOR ELECTION AT THIS YEAR’S ANNUAL MEETING

TO SERVE IN THE CLASS WHOSE TERM EXPIRES IN 2009

Name	Age	Principal Occupation	Director Since	Term Expires

Mortimer M.Caplin (a,c)	89	Member of Caplin & Drysdale, a law firm in Washington, D.C., for over five years; Director of Presidential Realty Corporation.	1990	2009

Donald J. Ehrlich (a,c)	68	Chief Executive Officer of Schwab Corp., a manufacturer of fire-protective safes, files, cabinets and vault doors, since January 2003; consultant to Wabash National Corp., a manufacturer of standard and customized truck trailers, from July 2001 to July 2004; President and Chief Executive Officer of Wabash National from April 1985 to July 2001, and Chairman of the Board of Wabash National from 1995 to September 2001.	1985	2009

Linda P. Hefner (f)	46	Executive Vice President, Global Strategy and Business Development for Kraft Foods Inc., a company that manufactures and sells branded foods and beverages, since May 2004; served in various management positions with Sara Lee Corporation from 1989 to May 2004, most recently as Chief Executive Officer, Underwear, Socks and Latin America Group.	2005	2009

Walter G. Lohr, Jr. (e,f)	62	Partner of Hogan & Hartson, a law firm in Baltimore, Maryland for over five years.	1983	2009

Recommendation Of The Board Of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

CURRENT DIRECTORS WHOSE TERM WILL CONTINUE AFTER THIS MEETING

Name	Age	Principal Occupation	Director Since	Term Expires

Steven M. Rales (b,d,e)	54	Chairman of the Board of the Company since 1984; for more than the past five years, he has been a principal in a number of private business entities with interests in manufacturing companies and publicly traded securities.	1983	2007

John T. Schwieters (c,f)	66	Vice Chairman of Perseus, LLC, a merchant bank and private equity fund management company, since April 2000; Managing Partner for the Mid-Atlantic region of Arthur Andersen LLP, an accounting firm, from 1989 to February 2000; Director of Manor Care, Inc., Smithfield Foods, Inc. and Choice Hotels International, Inc.	2003	2007

Alan G. Spoon (a)	54	Managing General Partner of Polaris Venture Partners, a company which invests in private technology firms, since May 2000; Director of InterActiveCorp (IAC).	1999	2007

H. Lawrence Culp, Jr. (d,e)	42	President and Chief Executive Officer of the Company since May 2001; during the past five years, he has served in general manage- ment positions within the Company, including as Chief Operating Officer from July 2000 to May 2001; Director of GlaxoSmithKline plc.	2001	2008

Mitchell P. Rales (b,d,e)	49	Chairman of the Executive Committee of the Company since 1990; for more than the past five years, he has been a principal in a number of private business entities with interests in manufacturing companies and publicly traded securities.	1983	2008

A. Emmet Stephenson, Jr. (a)	60	General partner of Stephenson Ventures, a private investment company, for more than five years; director and Chairman of the Board of StarTek, Inc., a provider of process management services, for more than five years; President of Stephenson and Co., a private investment firm, from 1971 until December 2005.	1986	2008

(a)	Member of the Compensation Committee of the Board of Directors.
(b)	Mitchell P. Rales and Steven M. Rales are brothers.
(c)	Member of the Audit Committee of the Board of Directors.
(d)	Member of the Executive Committee of the Board of Directors.
(e)	Member of the Finance Committee of the Board of Directors.
(f)	Member of the Nominating and Governance Committee of the Board of Directors

GOVERNANCE OF THE COMPANY

Director Independence

At least a majority of the Board of Directors must qualify as independent within the meaning of the listing standards of the New York Stock Exchange. The Board has affirmatively determined that other than Messrs. Steven M. Rales, Mitchell P. Rales and H. Lawrence Culp, Jr., each of whom is an executive officer of the Company, all of the remaining seven members of the Board of Directors, consisting of Mr. Caplin, Mr. Ehrlich, Ms. Hefner, Mr. Lohr, Mr. Schwieters, Mr. Spoon and Mr. Stephenson, are independent within the meaning of the listing standards of the New York Stock Exchange. The Board of Directors concluded that none of the seven independent directors possess any of the bright-line relationships set forth in the listing standards of the New York Stock Exchange that prevent independence, or except as discussed below, any other relationship with the Company other than Board membership. With respect to Mr. Lohr, the Board considered the fact that during 2005 the Company received legal services in the amount of $10,761 from the firm of Hogan & Hartson, of which Mr. Lohr is a partner. The Board concluded that this relationship is not one of the bright-line relationships set forth in the listing standards of the New York Stock Exchange that prevent independence, and that this relationship does not constitute a “material relationship” because it is sufficiently minimal that it has not in the past and presently does not impair Mr. Lohr’s independent judgment in connection with his duties and responsibilities as a director of the Company.

Board of Directors and Committees of the Board

The Board of Directors had a total of 12 meetings during 2005. All directors attended at least 94% of the meetings of the Board of Directors and of the Committees of the Board of Directors on which they served during 2005.

The Executive Committee acts on behalf of the Board of Directors of the Company between meetings of the Board of Directors. The Executive Committee did not meet in 2005.

The Audit Committee assists the Board in overseeing the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent auditors, and the performance of the Company’s internal audit function and independent auditors. The Board of Directors has determined that all of the members of the Audit Committee are independent for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended and the listing standards of the New York Stock Exchange, that Mr. Schwieters and Mr. Ehrlich each qualify as an audit committee financial expert as that term is defined in Item 401(h) of Regulation S-K, that at least one member of the Audit Committee has accounting or related financial management expertise within the meaning of the listing standards of the New York Stock Exchange, and that each member of the Audit Committee is financially literate within the meaning of the listing standards of the New York Stock Exchange. In addition, Mr. Schwieters currently serves on the audit committees of three other public companies, in addition to serving on the Company’s Audit Committee. The Board of Directors has determined that Mr. Schwieters’ simultaneous service on these three other audit committees does not impair his ability to serve effectively on the Company’s Audit Committee. The Audit Committee met eight times during 2005.

The Compensation Committee assists the Board in discharging the Board’s responsibilities relating to compensation of the Company’s executive officers, and the Company’s overall compensation and benefits structure, including annually evaluating the performance of the Company’s President and Chief Executive Officer and overseeing the annual evaluation of the Company’s other executive officers, reviewing and approving the annual compensation for the Company’s executive officers and reviewing and overseeing the administration of the Company’s incentive compensation and equity compensation plans. The Board of Directors has determined that all of the members of the Compensation Committee are independent within the meaning of the listing standards of the New York Stock Exchange. The Compensation Committee met nine times in 2005.

The Finance Committee oversees the financial affairs and policies of the Company including matters relating to the Company’s capital structure and the policies and practices relating to the Company’s retirement and pension plans. The Finance Committee met three times in 2005.

The Nominating and Governance Committee assists the Board in identifying individuals qualified to become Board members, consistent with criteria approved by the Board, determining the size and composition of the Board and its committees, developing, recommending to the Board and implementing the Company’s corporate governance guidelines, evaluating the overall effectiveness of the Board and its committees, and reviewing and making recommendations to the Board regarding director compensation. The Board of Directors has determined that all of the members of the Nominating and Governance Committee are independent within the meaning of the listing standards of the New York Stock Exchange. The Nominating and Governance Committee met twice in 2005.

Nominating and Governance Committee Procedures

The Nominating and Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as by management and shareholders. The Committee may also retain a third-party executive search firm to identify candidates upon request of the Committee from time to time. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Nominating and Governance Committee in writing using the procedures described below under “—Communications with the Board of Directors” with whatever supporting material the shareholder considers appropriate.

Once a prospective nominee has been identified, the Nominating and Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The initial determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee then evaluates the prospective nominee against the standards and qualifications set out in the Company’s Corporate Governance Guidelines, including:

•	personal and professional integrity and character;

•	prominence and reputation in the prospective nominee’s profession;

•	skills, knowledge and expertise (including business or other relevant experience) useful and appropriate to the effective oversight of the Company’s business;

•	the extent to which the interplay of the prospective nominee’s skills, knowledge, expertise and background with that of the other Board members will help build a Board that is effective in collectively meeting the Company’s strategic needs and serving the long-term interests of the shareholders;

•	the capacity and desire to represent the interests of the shareholders as a whole; and

•	availability to devote sufficient time to the affairs of the Company.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

At the Annual Meeting, stockholders will be asked to consider the election of Ms. Hefner, who was appointed by the Board as a new director during 2005. Ms. Hefner was originally proposed to the Committee for election as a director by an independent, third-party search firm.

Executive Sessions of Non-Management Directors

In accordance with the listing standards of the New York Stock Exchange, the non-management directors (all of whom are independent within the meaning of the listing standards of the NYSE) meet at least twice per year in regularly scheduled executive sessions. The sessions are scheduled and chaired by the chair of the Nominating and Governance Committee.

Director Attendance at Annual Meetings

The Company typically schedules a Board of Directors meeting in conjunction with the Company’s Annual Meeting of Shareholders and as a general matter expects that the members of the Board of Directors will attend the Annual Meeting. In 2005, all members of the Board of Directors at the time of the 2005 Annual Meeting of Shareholders attended that meeting.

Compensation of Directors

Non-management directors receive meeting attendance fees of $2,500 per board meeting (whether telephonic or in person) and $1,000 per committee meeting (whether telephonic or in person), plus an annual cash retainer of $40,000. A grant of an option to acquire 4,000 shares of Company Common Stock at $56.33 per share (fair market value at date of grant) was made to each non-management director in July 2005. Directors are also reimbursed for all Company-related out-of-pocket expenses, including travel expenses.

See “Certain Relationships and Related Transactions” for information on compensation paid to Messrs. Steven M. Rales and Mitchell P. Rales in their capacity as executive officers of the Company and other transactions with the Company.

Communications with the Board of Directors

Shareholders and other parties interested in communicating directly with the Board of Directors or with non-management directors as a group may do so by addressing communications to the Board of Directors or to the Non-Management Directors, as applicable, c/o Corporate Secretary, Danaher Corporation, 2099 Pennsylvania Avenue, N.W., 12th Floor, Washington, D.C. 20006. The letter should indicate whether the sender is a Danaher shareholder.

Code of Ethics

The Company has adopted a code of business conduct and ethics for directors, officers (including the Company’s principal executive officer, principal financial officer and principal accounting officer) and employees, known as the Standards of Conduct. The Standards of Conduct are available in the Investor section of the Company’s website at www.danaher.com. Stockholders may request a free copy of the Standards of Conduct from:

Danaher Corporation

Attention: Investor Relations

2099 Pennsylvania Avenue, N.W.

12th Floor

Washington, D.C. 20006

The Company intends to disclose any amendment to the Standards of Conduct that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K, and any waiver from a provision of the Standards of Conduct granted to any director, principal executive officer, principal financial officer, principal accounting officer, or any other executive officer of the Company, in the Investor section of the Company’s website, at www.danaher.com, within four business days following the date of such amendment or waiver.

Corporate Governance Guidelines and Committee Charters

The Company has adopted Corporate Governance Guidelines, which are available in the Investor section of the Company’s website at www.danaher.com. The charters of each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee of the Board of Directors are also available in the Investor section of the Company’s website at www.danaher.com. Stockholders may request a free copy of these committee charters and the Corporate Governance Guidelines from the address set forth above under “—Code of Ethics.”

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth certain information concerning the compensation for the last three completed fiscal years of the Chief Executive Officer and the four other most highly compensated executive officers of the Company (other than the Chief Executive Officer) serving as executive officers as of December 31, 2005 and whose 2005 compensation exceeded $100,000. All share amounts have been restated as necessary to give retroactive effect to the May 2004 two-for-one stock split of the Company’s common stock.

SUMMARY COMPENSATION TABLE

						LONG TERM COMPENSATION			(h) All Other Compensation ($)(1)
ANNUAL COMPENSATION						AWARDS
(a) Name and Principal Position	(b) Year	(c) Salary ($)	(d) Bonus ($)	(e) Other Annual Compensation ($)(1)		(f) Restricted Stock Awards ($)		(g) Securities Underlying Options (#)
H. Lawrence Culp, Jr. President and CEO	2005 2004 2003	1,000,000 1,000,000 950,000	3,250,000 3,031,000 2,424,800	122,925 130,315 437,630	(2) (2) (2)	— — 27,299,150	(3)	— — 1,150,000	182,673 133,055 19,620	(4)

Patrick W. Allender Executive Vice President	2005 2004 2003	550,000 500,000 450,000	1,000,000 950,000 720,000	158,668 61,639 51,908	(5) (5) (5)	— — —		— — 500,000	81,032 60,160 18,293	(6)

Daniel L. Comas Executive Vice President and Chief Financial Officer	2005 2004 2003	400,000 300,000 255,000	582,000 400,000 260,000	— — —		2,253,200 — —	(7)	200,000 100,000 35,000	50,342 36,445 14,260	(8)

Steven E. Simms Executive Vice President	2005 2004 2003	550,000 519,231 497,846	1,000,000 850,000 600,000	— — —		— — —		— — 600,000	65,342 65,260 15,466	(9)

Philip W. Knisely Executive Vice President	2005 2004 2003	550,000 519,231 497,442	850,000 850,000 650,000	— 200,543 —	(10)	— — —		— — 600,000	62,342 65,260 14,260	(11)

(1)

The named executive officers are entitled to all benefits made generally available to Danaher associates. In addition, the perquisites provided to the named executive officers consist primarily of term life insurance, reimbursement for certain club dues and tax preparation and financial planning services, parking, an automobile allowance, relocation costs, annual physical, and, with respect to Mr. Culp and Mr. Allender, personal use of the Company plane when not in use for business purposes. For purposes of the Summary Compensation Table, an executive’s personal use of the Company plane is valued by calculating the incremental cost to the Company of such use, including costs related to fuel, maintenance expenses related to operation of the plane during the year, landing and parking, navigation, crew accommodations and other direct operating costs. In accordance with SEC rules, the value of other compensation in the form of perquisites and other personal benefits is not indicated in the table in those instances where the aggregate of such perquisites and other personal benefits did not exceed $50,000 for the named executive officer. In addition, each named executive officer participates in the EDIP, a non-qualified, deferred compensation plan. The Company credits an amount to the executive’s EDIP account on an annual basis in accordance with the terms of the EDIP.

(2)	For 2005, includes $79,015 relating to personal use of the Company plane. For 2004, includes $83,714 relating to personal use of the Company plane. For 2003, includes $136,529 relating to a portion of $500,000 loan forgiven during 2003, and $100,378 as a gross-up reimbursement for taxes payable in connection with the loan forgiveness described above and imputed interest on such loan.
(3)	In May 2003, the Company’s shareholders, as recommended by the Board of Directors, approved an award to Mr. Culp of the right to receive 777,200 shares of Company Common Stock upon the satisfaction of certain conditions. The amount in the table above reflects the market value of these shares on the date of grant based on the closing price of the Company Common Stock. For the specific terms of this performance shares award, including vesting terms, see “Employment Contracts and Termination of Employment” below. Dividends will not be paid on the performance shares prior to the date the underlying shares of Company Common Stock are granted. As of December 31, 2005, the value of these performance shares, calculated by multiplying the number of performance shares subject to the award times the closing price of the Company Common Stock on the New York Stock Exchange on December 30, 2005, was $43,352,216.
(4)	Consists of $13,342 in Company contributions to the officer’s account in the Company 401(k) plan, $160,000 in contributions to the EDIP Danaher stock fund, and $9,331 in term life insurance premiums.
(5)	For 2005, includes $101,610 relating to personal use of the Company plane. For 2004, includes $19,200 car allowance. For 2003, includes $19,200 car allowance and $12,171 relating to personal use of the Company plane.
(6)	Consists of $13,032 in Company contributions to the officer’s account in the Company 401(k) plan, and $68,000 in contributions to the EDIP Danaher stock fund.
(7)	The amount set forth reflects the market value of the 40,000 restricted stock units awarded based on the closing price of the Company Common Stock on July 28, 2005, the date of grant. The restricted stock units are subject to specified performance criteria and subject to the satisfaction of those criteria, will become exercisable as to half of the restricted stock units on the fourth anniversary of the grant data and the balance on the fifth anniversary of the grant date. Dividends will not be paid on the performance shares prior to the date the underlying shares of Company Common Stock are granted. As of December 31, 2005, the value of these restricted stock units, calculated by multiplying the number of restricted stock units times the closing price of the Company Common Stock on the New York Stock Exchange on December 30, 2005, was $2,231,200.
(8)	Consists of $14,342 in Company contributions to the officer’s account in the Company 401(k) plan, and $36,000 in contributions to the EDIP Danaher stock fund.
(9)	Consists of $14,342 in Company contributions to the officer’s account in the Company 401(k) plan, and $51,000 in contributions to the EDIP Danaher stock fund.
(10)	Includes $184,143 for relocation costs.
(11)	Consists of $11,342 in Company contributions to the officer’s account in the Company 401(k) plan, and $51,000 in contributions to the EDIP Danaher stock fund.

Equity Grants During Last Fiscal Year

The following table sets forth the following information with respect to option grants to the named executive officers during the year ended December 31, 2005:

•	the number of shares of Company Common Stock underlying options granted during the year;

•	the percentage that such options represent of all options granted to employees during the year;

•	the exercise price (which in each case was equal to the market value of the stock on the date of grant);

•	the expiration date; and

•	the grant date present value of the options under the option pricing model discussed below.

OPTION GRANTS DURING LAST FISCAL YEAR

Name	Number of Options Granted		% of Total Options Granted to Employees in Fiscal Year(1)	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value(2)
H. Lawrence Culp, Jr.	0		—	—	—	—
Patrick W. Allender	0		—	—	—	—
Daniel L. Comas	100,000	(3)(5)	3.25%	51.70	5/4/2015	2,102,600
	100,000	(4)(5)	3.25%	51.70	5/4/2015	2,102,600
Steven E. Simms	0		—	—	—	—
Philip W. Knisely	0		—	—	—	—

(1)	The percentages in the table above are based on options to purchase 3,077,700 shares of Company Common Stock granted to Company employees during the year ended December 31, 2005.
(2)	The grant date present value of the options granted has been calculated using the Black-Scholes option pricing model, based upon the following assumptions: estimated time until exercise of ten years; a risk-free interest rate of 3.77%, representing the interest rate on a U.S. Government treasury bond on the date of grant with a maturity corresponding to the estimated time until exercise; a volatility rate of 22.0%; and a dividend yield of approximately 0.1%, representing the current $.02 per share quarterly dividend, divided by the fair market value of the common stock on the date of grant. The approach used in developing the assumptions upon which the Black-Scholes valuations were calculated is consistent with the requirements of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.” It should be noted that the Black-Scholes option pricing model is only one method of valuing options, and the Company’s use of this model should not be interpreted as an endorsement of its accuracy. The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the common stock over the option exercise price at the time of exercise.
(3)	The options granted will vest and become exercisable as to 20% of the underlying shares on each of the first five anniversaries of the grant date.
(4)	The options granted will vest and become exercisable on the fifth anniversary of the grant date.
(5)	Under the terms of the plan pursuant to which these options were granted, upon a substantial corporate change (which includes a merger, consolidation or reorganization in which the Company is not the surviving corporation, a sale of substantially all of the assets of the Company and certain similar events), unless the Company’s board of directors determines otherwise the administrator will allow the holders of any equity awards granted under the plan to exercise any unexercised portions thereof, whether or not such awards had previously become exercisable, or else cancel the award after paying the holder an amount substantially equal to the fair market value of the award under the transaction resulting in the substantial corporate change.

In addition, Mr. Comas received an award of 40,000 restricted stock units in 2005. The restricted stock units are subject to specified performance criteria and, subject to the satisfaction of those criteria, will become exercisable as to half of the restricted stock units on the fourth anniversary of the grant data and the balance on the fifth anniversary of the grant date.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information concerning the number of unexercised options and the value of unexercised in-the-money options at the end of 2005 for the named executive officers, as well as option exercises during 2005 by certain named executive officers. The value of unexercised in-the-money options at December 31, 2005 is considered to be the closing price of the Company Common Stock on the New York Stock Exchange on December 30, 2005 ($55.78 per share) less the per share exercise price, multiplied by the number of shares issuable upon exercise of the option.

Name	Shares Acquired on Exercise #	Value Realized $(1)	Number of Securities Underlying Unexercised Options at December 31, 2005(#) Exercisable/ Unexercisable		Value of Unexercised In-the-Money Options at December 31, 2005($) Exercisable/ Unexercisable
H. Lawrence Culp, Jr.	80,000	3,811,000	2,440,000	1,150,000	83,766,320	22,088,625
Patrick W. Allender (2)	60,000	2,884,800	1,144,000	500,000	42,852,063	9,801,250
Daniel L. Comas	28,000	1,358,490	181,000	335,000	6,292,829	2,691,810
Steven E. Simms	—	—	1,408,000	600,000	49,870,862	11,761,500
Philip W. Knisely	—	—	840,000	600,000	26,668,908	11,761,500

(1)	Value realized is calculated as the fair market value of the Company Common Stock as reflected by the closing price of the Company Common Stock on the New York Stock Exchange on the date of exercise, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option.
(2)	Mr. Allender’s unexercised options include options to acquire 544,000 shares held by family limited partnerships.

PENSION PLAN DISCLOSURE

The Danaher Corporation & Subsidiaries Pension Plan is a funded pension plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended. As of December 31, 2003, the Plan was “frozen” with respect to substantially all participants under the Plan and no further contributions will be made with respect to such participants under the Plan. In addition, the accrued benefits of such participants under the Plan became 100% vested as of December 31, 2003. All cash balance account balances under the Plan with respect to these participants now appreciate at the annual rate of interest on 30-year Treasury securities for the month of November preceding the first day of each Plan year. Prior to December 31, 2003, substantially all domestic employees were eligible to participate in the Plan and under the terms of the Plan the Company credited the account of a participant each month with an amount equal to 3% of the participant’s monthly pay. A participant may receive his or her vested accrued benefit in cash upon termination of employment. The estimated annual benefits payable to each of the named executive officers upon retirement pursuant to the Plan, assuming a retirement age of 65, an annual rate of interest of 4.73% (the annual rate of interest on 30-year Treasury securities for the month of November 2005) and assuming each such officer elects the single life annuity alternative under the Plan, is as follows:

Name	Estimated Annual Benefits Payable Upon Retirement
H. Lawrence Culp, Jr	$9,737
Patrick W. Allender	4,996
Daniel L. Comas	12,804
Steven E. Simms	13,232
Philip W. Knisely	3,198

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders (1)	25,463,200	(2)	$34.14	(3)	14,992,000	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	25,463,200	(2)	$34.14	(3)	14,992,000	(4)

(1)	Consists of Amended and Restated Danaher Corporation 1998 Stock Option Plan, Danaher Corporation 1987 Stock Option Plan, EDIP and performance shares award with respect to 777,200 shares of Company Common Stock awarded to H. Lawrence Culp, Jr., as approved by the Company’s shareholders on May 6, 2003 (“Culp Performance Shares Award”). No additional options are issuable under the 1987 Stock Option Plan. The EDIP is a shareholder-approved, non-qualified, unfunded deferred compensation program available to selected executive management associates of the Company and its subsidiaries. Contributions to the program take the form of both voluntary deferrals of up to 100% of salary and/or bonus, and annual Company contributions that take the form of a credit to the Company stock fund investment option in the participant’s account. The investment alternatives available under the EDIP are generally the same investment alternatives available under the Company’s 401(k) plan. Distributions from the EDIP generally occur only upon termination of the participant’s employment with the Company and may be taken, at the election of the participant, in either cash, Company Common Stock or a combination of cash and Company Common Stock, provided that amounts invested in the Company stock fund investment option must be settled in shares of Company Common Stock.
(2)	1,000,000 shares in column (a) above are attributable to the EDIP. Under the terms of the EDIP, there are no limitations on the amounts that can be credited to participants’ balances under the EDIP, but no more than 1,000,000 shares of Company Common Stock in the aggregate can be issued to participants upon distribution of such balances, with any additional amounts owed distributable only in cash. The number of securities set forth in this column also includes the shares of Company Common Stock underlying the Culp Performance Shares Award.
(3)	With respect to the EDIP, if a participant receives their EDIP distribution in shares of Company Common Stock, the participant’s EDIP balance is converted into shares and distributed to the participant at no additional cost. As such, there is no exercise price for EDIP units. With respect to the Culp Performance Shares Award and restricted stock units issued under the 1998 Stock Option Plan, upon satisfaction of the vesting criteria applicable thereto the shares of Company Common Stock underlying such award will be granted at no additional cost. As such, there is no exercise price for the Culp Performance Shares Award and the restricted stock units.
(4)	Consists entirely of shares of Company Common Stock available for future issuance under the 1998 Stock Option Plan.

EMPLOYMENT ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

Except for Mr. Culp, who has an employment agreement with the Company as described below, the Company’s executive officers are employed at will and do not have employment agreements.

In July 2000, the Company appointed H. Lawrence Culp, Jr. Chief Operating Officer, and in October 2000, the Company and Mr. Culp executed an employment agreement. Mr. Culp was appointed President and Chief Executive Officer in May 2001 and the employment agreement was amended in November 2001. The material provisions of the agreement include: (i) the initial term of employment continued until July 18, 2003, unless sooner terminated or extended; (ii) target bonus of 100% of base salary; (iii) an interest-free loan in the amount of $500,000 forgiven ratably through October 13, 2003; (iv) reimbursement for taxes incurred as a result of the terms of the $500,000 loan; (v) term life insurance in a face amount equal to six times his base salary through age fifty-five, which may decrease thereafter; (vi) reimbursement for certain benefits such as club memberships, tax and financial planning advice, physicals and an automobile allowance; (vii) participation in employee and executive benefit plans and programs; (viii) disability compensation; (ix) a non-competition provision that extends for three years after Mr. Culp’s termination of employment; and (x) continuation of salary and bonus payments for 24 months upon a termination of Mr. Culp’s employment by the Company without cause, Mr. Culp’s resignation for good reason or in the event of a change in control of the Company. The agreement also provides that the term of the agreement is automatically extended for additional one year periods on the second anniversary date of the agreement and each subsequent anniversary date, unless either party provides written notice to the other party not less than 90 days prior to the applicable anniversary date that the party is terminating the agreement, in which case such termination would be effective as of the end of the then-current term. The current term under the agreement extends until July 18, 2007. Mr. Culp’s base salary is currently $1,100,000.

Pursuant to the Sarbanes-Oxley Act of 2002, the Company is prohibited from extending or arranging for any new loan to an executive officer or director, or from materially amending or renewing any loan to an executive officer or director that was maintained as of the date the Sarbanes-Oxley Act was enacted. The loan provided to Mr. Culp pursuant to his employment agreement predated enactment of the Sarbanes-Oxley Act. As noted above, the loan was interest-free and was forgiven ratably through October 13, 2003, and as a result no portion of the loan remained outstanding following October 13, 2003. In accordance with the Sarbanes-Oxley Act, the Company no longer provides or arranges for any new loans to any of its executive officers or directors.

In May 2003, the Company’s shareholders, as recommended by the Board of Directors, approved an award to Mr. Culp of the right to receive 777,200 shares of Company Common Stock upon the satisfaction of certain conditions. The award provides that the Company will grant to Mr. Culp 777,200 shares of Company Common Stock on January 2, 2010 if (1) Mr. Culp remains employed as Chief Executive Officer of the Company on December 1, 2009, (2) the Company has completed four consecutive calendar quarters, beginning after March 31, 2003, in which the Company’s total diluted earnings per share (exclusive of (A) amounts that are required under generally accepted accounting principles to be reported separately as extraordinary or non-recurring items, and (B) the impact of changes in methods of accounting after March 31, 2003 and amounts related to discontinued operations) (“EPS”) exceeds the total EPS for the four calendar quarters ending March 31, 2003 by at least 10%, and (3) the Compensation Committee has certified that the performance objective described in (2) above has been attained. On March 2, 2004, the Compensation Committee certified that the performance objective described in (2) above had been attained. Whether or not Mr. Culp remains employed as Chief Executive Officer of the Company on December 1, 2009, if prior to December 1, 2009 (a) a change of control (as defined in Mr. Culp’s employment agreement) occurs, 100% of the shares of Company Common Stock subject to the performance shares award will vest and be paid out sufficiently prior to the date of such change of control to allow Mr. Culp to participate in the change of control in respect of such Company Common Stock or (b) Mr. Culp dies or is terminated on account of “Disability” (as defined in Mr. Culp’s employment agreement), a number of shares of Company Common Stock equal to the product of (i) 129,532 and (ii) the number of whole years from March 26, 2003 through the date of death or termination will vest and be paid out promptly following such death or termination.

Pursuant to a Non-Qualified Stock Option Agreement pursuant to the 1998 Stock Option Plan dated as of March 26, 2003 by and between the Company and Mr. Culp (the “Option Shares Agreement”), Mr. Culp was granted options to purchase 287,500 shares of Company Common Stock on each of March 26, 2003, June 27, 2003, September 26, 2003 and December 2, 2003, with each installment of options having a per-share exercise price equal to the closing price of a share of Company Common Stock on the New York Stock Exchange on the date of grant. Each of the options granted pursuant to the Option Shares Agreement expires as of March 26, 2013. With respect to each installment of options, the options granted become exercisable as to 20% of the underlying shares on December 1, 2006, an additional 30% of the underlying shares on December 1, 2007 and the remaining 50% on December 1, 2008. Notwithstanding the foregoing, if Mr. Culp dies, is terminated on account of disability or without cause, or resigns for good reason, the vesting schedule will be revised such that 20% of the options granted in each installment will be deemed to have become exercisable on March 26, 2004 and an additional 20% of the options granted in each installment will have become or will become exercisable on each of the first four anniversaries of March 26, 2004. All of the options granted will vest immediately upon a change of control of the Company if Mr. Culp remains employed by the Company at the time of the change in control. Exercisable options will remain exercisable following termination of Mr. Culp’s employment as stated in the 1998 Stock Option Plan; provided that notwithstanding the terms of such Plan, such options will remain exercisable for six months following a termination of Mr. Culp’s employment without cause or his resignation with good reason, unless the Plan would provide for a longer post-termination of employment exercise period.

On November 15, 2004, the Compensation Committee of Danaher’s Board of Directors unanimously resolved that in recognition of Mr. Allender’s longstanding and continuing contributions to the Company, at such time as Mr. Allender’s employment with the Company ceases (other than any termination for gross misconduct that is incapable of being cured or if capable of being cured is not cured within ten days after Mr. Allender receives notice thereof), it will be treated as an “early retirement” under the terms of the 1998 Stock Option Plan. Under early retirement treatment, Mr. Allender’s options will terminate on the earlier of their stated termination date or the fifth anniversary of his retirement, and the period between retirement and termination will count for purposes of satisfying applicable vesting requirements. The Compensation Committee also approved, and the Company executed with Mr. Allender, a retirement agreement dated November 15, 2004. The retirement agreement contains substantially similar restrictive covenants as contained in the Company’s standard noncompetition agreement. Under the terms of the retirement agreement Mr. Allender agrees, during the term of his employment with Danaher and for a period of 18 months following termination of his employment, not to compete with Danaher anywhere in the United States, not to sell to, offer to sell to or solicit certain customers of Danaher, and not to hire or solicit any employees of Danaher or otherwise encourage any employees of Danaher to leave Danaher. The agreement also contains obligations of Mr. Allender relating to nondisclosure of confidential information, works-made-for-hire and assignment of intellectual property, and nondisparagement. In consideration of Mr. Allender’s obligations under the agreement, the agreement recites the grant of early retirement treatment and terms related thereto and Danaher agrees that if Danaher were to terminate Mr. Allender’s employment without cause prior to the termination of the agreement, Danaher would pay Mr. Allender severance equal to nine months salary (at the rate in effect at the time of termination) and an additional three months salary if Mr. Allender executes a standard release at the time of termination, subject to certain clawback provisions in the event Mr. Allender breaches the agreement. Upon any breach of the agreement the Company will not terminate the grant of early retirement treatment but shall be entitled to specifically enforce the agreement as well as any and all damages of any nature.

In February 2006, Danaher and Mr. Allender agreed that Mr. Allender would continue to serve as Executive Vice President of Danaher on a less than 40 hour per week basis, and that his base salary would thereby be reduced to $275,000 per annum.

In May 2000, the Company entered into an employment arrangement with Mr. Knisely under which he is employed as an Executive Vice President of the Company, received an initial grant of 1,000,000 options, and is entitled to participate in the Company’s employee and executive benefit plans and programs.

In March 1996, the Company entered into an employment arrangement with Mr. Simms under which he received initial grants of 400,000 options and 60,000 shares of Company Common Stock and is entitled to participate in the Company’s employee and executive benefit plans and programs. The arrangement also provides that if Mr. Simms is involuntarily terminated for other than malfeasance, he is entitled to one year of base salary and medical and car benefits.

During June 2004, the Company entered into Noncompetition Agreements with each of Messrs. Simms, Knisely and Comas. Under the terms of each Noncompetition Agreement, the respective officer agrees, during the term of his employment with Danaher and for a period of one year following termination of his employment, not to compete with Danaher anywhere in the United States, not to sell to, offer to sell to or solicit certain customers of Danaher, and not to hire or solicit any employees of Danaher or otherwise encourage any employees of Danaher to leave Danaher. The Noncompetition Agreement also contains obligations of the officer relating to nondisclosure of confidential information, works-made-for-hire and assignment of intellectual property, and nondisparagement. In consideration of the officer’s obligations under the agreement, Danaher agrees that if Danaher terminates the officer’s employment without cause prior to the termination of the agreement, Danaher will pay the officer severance equal to nine months salary (at the rate in effect at the time of termination) and an additional three months salary if the officer executes a standard release at the time of termination, subject to certain clawback provisions in the event the officer breaches the agreement.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

The members of the Compensation Committee are A. Emmet Stephenson, Jr., Mortimer M. Caplin, Alan G. Spoon and Donald J. Ehrlich. None of the Company’s executive officers serves as a member of the board of directors or executive compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of the 1934, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Compensation Committee (the “Committee”) administers the Company’s executive compensation program. The Committee annually evaluates the performance of the Company’s President and Chief Executive Officer and oversees the annual evaluation of the Company’s other executive officers, reviews and approves the annual compensation for the Company’s executive officers and reviews and oversees the administration of the Company’s incentive compensation and equity compensation plans. The Committee’s charter reflects these various responsibilities and the Committee and the Board of Directors periodically review the Committee’s charter. The Committee reports on the Committee’s actions and recommendations at each regularly scheduled Board of Directors meeting. In addition, the Committee has the authority to engage the services of outside advisors and experts to assist the Committee.

Compensation Philosophy

The general philosophy of the Company’s executive compensation program is to attract, motivate and retain talented management while ensuring that executive officers are compensated in a way that advances both the short- and long-term interests of shareholders. In pursuing these objectives, the Committee believes it is critical that a substantial portion of the annual compensation of each executive officer should be contingent upon the financial performance of the Company, and that the executive compensation program should encourage superior performance and deliver higher rewards for superior performance and consequences for underperformance.

The Committee has engaged an independent compensation consultant to advise the Committee with respect to its executive compensation programs and practices, and in addition, as appropriate, looks to Danaher’s Human Resources department to support the Committee in its work. The Committee recognizes the competitive environment in which it competes for superior executive talent and seeks to maintain a compensation strategy that is competitive in the industries in which it does business. The Committee reviews recommendations provided by its independent compensation consultant to assist in determining competitive levels of compensation for its executive officers.

Compensation Program Components

Executive officer compensation at the Company is comprised of three elements: base salary and perquisites, annual cash incentive compensation and equity-based compensation. Each of the components is designed to be consistent with the Company’s compensation philosophy and to achieve the goals described above. Achievement of short-term objectives is rewarded through base salary and annual cash incentive compensation, while equity-based compensation awards encourage executives to focus on the Company’s long-term goals as well. The Company’s executive compensation program also accounts for individual performance, which enables the Committee to differentiate among executives and emphasize the link between personal performance and compensation.

In order to evaluate Danaher’s competitive position with respect to executive compensation, the Committee reviewed and analyzed the executive officer compensation packages (including base salary, bonus and long-term incentives) offered by a peer group selected by the Committee in consultation with the independent compensation consultant. The peer group used in the benchmarking survey encompasses publicly traded manufacturing companies that compete with the Company in one or more of the Company’s various businesses and/or that compete with the Company for executive talent. Danaher ranked approximately in the median of this group in terms of both number of employees and certain key financial metrics. Most of the companies included in the benchmarking survey peer group are also included in the peer group used for the Stock Performance Graph included in this Proxy Statement. The benchmarking survey data was prepared by the Committee’s independent compensation consultant from sources including proxy statements and compilations of survey data published by several independent consulting firms.

The following is a discussion of each component of executive compensation and the items considered by the Committee when determining, for each of the executive officers, the level of each component to be provided.

Base Salary and Perquisites.    In reviewing and approving the base salaries and perquisites of executive officers, the Committee considers:

•	the terms of any employment contract with the executive;

•	the recommendations of the President and Chief Executive Officer (except in the case of his own compensation) and the Chairman of the Board;

•	the executive’s relationship to other executive positions within the Company;

•	what other companies might pay the executive for his or her services, based on the benchmarking data provided by the Committee’s independent compensation consultant;

•	the executive’s individual background, skills and experience; and

•	a subjective assessment of the nature of the executive’s performance and contribution to the Company.

The 2005 salaries of the most highly compensated executive officers of the Company are shown in the Summary Compensation Table. The executive officers are entitled to all benefits made generally available to Danaher associates. In addition, the perquisites provided to the executive officers consist primarily of term life insurance, reimbursement for certain club dues and tax preparation and financial planning services, parking, an automobile allowance, relocation costs, annual physical, and, with respect to Mr. Culp and Mr. Allender, personal use of the Company plane when not in use for business purposes. In addition, Messrs. Steven M. Rales and Mitchell P. Rales are permitted to make personal use of designated Company office space and secretarial, tax and accounting services. Messrs. Steven M. Rales and Mitchell P. Rales receive an annual salary and perquisites as described above, but do not receive annual cash incentive compensation or equity awards. The Committee has reviewed and approved all perquisites provided to the Company’s executive officers.

In addition, each executive officer (other than Messrs. Steven M. Rales and Mitchell P. Rales) participates in the Amended and Restated Danaher Corporation & Subsidiaries Executive Deferred Incentive Program, or EDIP. The EDIP is a shareholder-approved, non-qualified, unfunded deferred compensation program available to selected executive management associates of the Company and its subsidiaries. Contributions to the program take the form of both voluntary deferrals and annual Company contributions.

Annual Cash Incentive Compensation.    An executive officer’s cash incentive compensation for a given year is based on the product of the following four components.

•	The officer’s base salary.

•	The officer’s target bonus percentage, which is pre-established early each year by the Committee.

•	A numerical factor reflecting the officer’s personal performance measured against established, written objectives. Early each year, the Committee approves written incentive compensation objectives for each executive officer for the year. For 2005, the personal performance objectives for the Company’s executive officers encompassed both quantitative and qualitative goals related to critical business objectives.

•	A “financial factor” that reflects the Company’s performance measured against established financial objectives, calculated as follows. The Company’s EPS (excluding extraordinary or non-recurring items) for a given fiscal year is measured against the Company’s EPS for either (1) the prior fiscal year, or (2) the cumulative period beginning January 1, 2003 and ending at the end of the most recently completed fiscal year, whichever yields the higher increase (or lower decrease). The resulting percentage increase or decrease is multiplied by a factor, which equals four (4) if EPS increased compared to the relevant period, and negative two (-2) if EPS decreased compared to the relevant period. The resulting product is added to a figure of 90% to yield the “financial factor.” If current year EPS declines by more than 15% over prior year EPS, the Financial Factor equals zero and no bonus is awarded. EPS has been chosen as the measure for the financial element of the incentive compensation calculation in order to tie incentive compensation payments closely to increases or decreases in shareholder value.

The annual incentive compensation awards payable to the Company’s executive officers are subject to the overall performance goals and limitations set forth in the Danaher Corporation 2003 Incentive Plan, which was approved by the Company’s shareholders in 2003. The Danaher Corporation 2003 Incentive Plan also limits the annual incentive compensation award payable to any executive officer in any year during the period 2003-2007 to $5,000,000. The Committee reviews and authorizes each executive’s actual incentive payments and has the discretion to change an executive’s incentive payment from the amount determined pursuant to the formula above. In establishing the target bonus percentages and determining the annual incentive compensation payments for the Company’s executive officers, the Company also takes into account benchmarking data on incentive compensation awards and total compensation packages offered by peer companies, based on data provided by the independent compensation consultant.

In determining executive incentive compensation awards for 2005, the Committee certified that the 2005 performance criteria under the Danaher Corporation 2003 Incentive Plan had been satisfied. In evaluating the personal factors for each executive officer and considering the amounts that would be paid pursuant to the incentive compensation formula described above, the Committee took into account, among other factors, the Company’s revenue and earnings growth, revenue growth from existing businesses, stock price performance, organizational development and acquisition performance. The Committee also took into account a review of compensation paid for comparable positions at the Company’s peer companies and the recommendations of the

President and Chief Executive Officer (other than with respect to his own incentive compensation) and the Chairman of the Board. The Committee also used its discretion to adjust the formula-based compensation amounts based on individual circumstances. The Company approved an aggregate of $8,058,100 in annual incentive compensation awards for 2005 for the Company’s executive officers, including the President and Chief Executive Officer. The specific amounts awarded to each of the named executive officers is shown in the bonus column of the Summary Compensation Table included in this Proxy Statement.

Equity Awards.    To reward and retain employees in a manner that aligns employees’ interests with stockholders’ interests, the Company uses stock options as its primary equity compensation vehicle. Executives and other key employees who, in the opinion of the Committee, contribute to the growth, development and financial success of the Company are eligible to be awarded options to purchase Company Common Stock. The Committee believes that its use of stock options to compensate executives and other key employees aligns executive and shareholder interest because (1) stock options are inherently performance-based, as the optionee does not receive any benefit unless Danaher’s stock price rises after the date the option is granted, and (2) the Company’s use of a five-year vesting schedule for equity awards encourages executive retention. The Committee grants stock options on an annual basis to existing employees and to new employees upon hire in amounts that take into account:

•	the level of the employee within the Company’s management;

•	the individual performance of the employee;

•	the amount of options previously granted to the employee;

•	benchmarking data on the value of equity awards and total compensation packages offered by peer companies, based on data provided by the independent compensation consultant.

All stock option grants are made at the market value on the date of grant. The annual option grants normally vest over a five-year period. Special grants may also be authorized outside of the annual-grant framework, though a grantee who receives a special grant that exceeds the typical annual-grant level will generally not be eligible for annual grants for two to three years, unless the Committee determines otherwise.

In 2003, the Committee made an award of performance shares to the Company’s President and Chief Executive Officer and during 2004 and 2005 began to make selected grants of restricted stock units to certain executive officers and other key employees of the Company. The Committee uses restricted stock units to achieve particular retention objectives, as the Committee believes that under certain circumstances restricted stock units can offer greater retention incentives than stock options. Beginning in 2006, the Committee anticipates increasing the use of restricted stock units to assist the Company in granting market-competitive long-term incentive compensation awards to its executives.

CEO Compensation and Evaluation

The annual compensation of Mr. Culp, the Company’s President and Chief Executive Officer, is determined in the same manner as described above for all executive officers. In February 2006, the Committee increased Mr. Culp’s annual salary from $1,000,000 to $1,100,000, retroactive to January 1, 2006, based on the Committee’s evaluation of his 2005 performance, consideration of the salaries paid to chief executive officers at the Company’s peer companies (per the peer group benchmarking data provided by the Committee’s independent compensation consultant), and the recommendations of the Chairman of the Board.

In determining Mr. Culp’s 2005 cash incentive compensation, the Committee followed the formula described above. The Committee evaluated Mr. Culp’s personal performance against subjective and objective goals established for Mr. Culp by the Committee in early 2005, as described below:

•	financial performance compared to budget;

•	organizational goals with respect to senior management and overall organizational capacity;

•	execution of strategically and financially compelling acquisitions;

•	Danaher Business System leadership;

•	strategic objectives in the area of globalization; and

•	strategic objectives in the areas of growth and innovation

Based on this evaluation, the Committee concluded that Mr. Culp’s performance in 2005 was superior and awarded Mr. Culp $3,250,000 in cash incentive compensation for 2005.

In addition, in February 2006, the Committee granted to Mr. Culp options to purchase an aggregate of 810,500 shares of Company Common Stock at an exercise price of $61.69 per share. Each of the options granted expires on February 27, 2016, and all of the options become exercisable on the fifth anniversary of the grant date, which was February 27, 2006. Notwithstanding the foregoing, if Mr. Culp dies, is terminated on account of disability or without cause, or resigns for good reason, the vesting schedule will be revised such that 20% of the options granted will become exercisable on each of the first five anniversaries of February 27, 2006. All of the options granted will vest immediately upon a change of control of the Company if Mr. Culp remains employed by the Company at the time of the change in control. In addition, the Committee granted to Mr. Culp an aggregate of 324,000 performance-based restricted stock units. Each performance-based restricted stock unit represents the right to receive one share of Company Common Stock and expires on February 27, 2016. These performance-based restricted stock units vest (1) on the sixth anniversary of the grant date, which was February 27, 2006, and (2) upon the achievement of a specified earnings per share target. The Committee intended that Mr. Culp’s equity awards would cover a multi-year period. Mr. Culp last received equity awards in 2003.

162(m)

The Committee considers the anticipated tax treatment to the Company in its review and establishment of compensation programs and payments. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to an individual who, on the last day of the taxable year, was (i) the Chief Executive Officer or (ii) among the four other highest compensated executive officers whose compensation is required to be reported in the Summary Compensation Table. The statute exempts qualifying performance-based compensation from the deduction limit if certain conditions are met. The Committee’s policy is to have compensation paid to executive officers qualify as performance-based and deductible for federal income tax purposes unless there are valid compensatory reasons for paying non-deductible amounts, such as the executive retention. The Committee has taken steps intended to preserve the deductibility of all 2005 awards made to executives under the Danaher Corporation 2003 Incentive Plan and the 1998 Stock Option Plan.

One of the conditions required to preserve the deductibility is that the performance-based goals of any compensation plan are determined by a compensation committee comprised of two or more outside directors. The Danaher Corporation 2003 Incentive Plan and the 1998 Stock Option Plan are both administered by the Compensation Committee of the Board of Directors, which is comprised solely of directors who are “outside directors” pursuant to the requirements of Section 162(m). Another condition is that the Company’s shareholders approve certain material terms under which the compensation is to be paid. The Company’s shareholders have approved the 1998 Stock Option Plan and the Danaher Corporation 2003 Incentive Plan.

Compensation Committee of the Board of Directors

Mortimer M. Caplin

Donald J. Ehrlich (Chairman)

Alan G. Spoon

A. Emmet Stephenson, Jr.

STOCK PERFORMANCE CHART

As part of proxy statement disclosure requirements mandated by the Securities and Exchange Commission, the Company is required to provide a five-year comparison of the cumulative total shareholder return on the Company Common Stock with that of a broad equity market index and either a published industry index or a Company constructed peer group index. This graph is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of the 1934, and the graph shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this graph by reference therein.

The following graph compares the yearly percentage change in the cumulative total shareholder return in the Company Common Stock during the five years ended December 31, 2005 with the cumulative total return on the S&P 500 Index (the equity index) and the S&P 500 Industrial Index (the peer index). The comparison assumes $100 was invested on December 31, 2000 in the Company Common Stock and in both of the above indices with reinvestment of dividends.

	Danaher Corporation	S&P 500 (Equity Index)	S&P 500 Industrial Index (Peer Index)
12/31/00	100	100	100
12/31/01	88.34	88.12	94.27
12/31/02	96.37	68.66	69.44
12/31/03	134.76	88.34	91.79
12/31/04	168.83	97.94	108.33
12/31/05	164.25	102.74	110.84

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2005 the Company received legal services in the amount of $10,761 from the law firm of Hogan & Hartson, of which Mr. Lohr, a Director, is a partner. The amount of such fees was less than five percent of the firm’s, and of the Company’s, gross revenues for 2005.

In 2000 the Company purchased the motion control businesses of Warner Electric Company. These businesses were purchased from an entity that was controlled by Messrs. Steven M. Rales and Mitchell P. Rales, co-founders and executive officers of the Company who serve as the Company’s Chairman of the Board and Chairman of the Executive Committee, respectively. Mr. Philip W. Knisely, who joined the Company as Executive Vice President in connection with the acquisition, also owned a continuing equity interest in Warner. The transaction was unanimously recommended by an independent committee of the Company’s Board of Directors, who received an opinion from an independent financial advisor as to the fairness of the transaction. Total consideration was approximately $147 million. In 2002 the Company submitted an indemnity claim to Warner pursuant to the terms of the contract with respect to an environmental remediation matter involving approximately $550,000, in order to take advantage of indemnity rights that Warner may have against a third party with respect to such matter. The third party paid to the Company the amounts owed and this indemnification claim was resolved in the fourth quarter of 2005. In 2003, Warner was combined into Colfax Corporation, of which Messrs. Steven M. Rales and Mitchell P. Rales are directors and controlling shareholders, Mr. Philip W. Knisely owns an equity interest of less than five percent, and Mr. Allender and a trust for the benefit of Mr. Allender’s son, of which Mr. Allender is a trustee, own an aggregate equity interest of less than one percent.

A subsidiary of the Company purchases pumps from time to time on a purchase order basis from Colfax Pompe Spa, a subsidiary of Colfax. The pumps are incorporated into hydraulic power units that the Company’s subsidiary sells for use on ships. In 2005, the Company’s subsidiary purchased eight pumps from Colfax Pompe under multiple purchase orders for an aggregate purchase price of approximately $137,608 (including VAT). In 2006, the Company’s subsidiary has placed an order for an additional eight pumps for an aggregate purchase price of approximately $125,899 (including VAT), and expects to purchase additional pumps from Colfax Pompe from time to time in the future. The purchase price paid by the Company’s subsidiary for these pumps is determined on an arms’ length basis between the parties. The amount involved was less than one percent of Colfax’s, and of the Company’s, gross revenues for 2005.

Each of the Company, on the one hand, and Joust Capital, L.L.C. (“Joust”), a company controlled by Messrs. Steven M. Rales and Mitchell P. Rales, on the other hand, owns or leases a plane for business purposes. The parties have determined that by sharing certain fixed expenses relating to their respective aircraft, and by utilizing joint purchasing or joint bargaining arrangements where appropriate, each party can benefit from efficiencies of scale and cost savings. To that end, the Company and Joust have entered into an arrangement under which the Company agrees to perform management services for the Joust aircraft in like manner to the management services provided by the Company for its own aircraft, in order to coordinate the sharing of fixed expenses and use of joint purchasing and joint bargaining arrangements. The parties share on an equal basis certain fixed expenses related to the use, maintenance, storage, operation and supervision of their respective planes, including expenses related to the compensation of the flight crews that staff the planes, training costs for these flight crews, rental fees for hangar and office space and costs of shared supplies. Joust pre-pays the Company on a quarterly basis for one-half of all shared, fixed expenses incurred by the Company under the arrangement. With respect to the year ended December 31, 2005, Joust paid the Company approximately $688,903 for Joust’s share of such fixed expenses. The Company believes that this cost-sharing arrangement results in lower costs to the Company than if the Company incurred these fixed costs on a stand-alone basis. With respect to certain variable costs and certain fixed costs that are not shared, including in connection with the parties’ negotiation of options to each purchase a new airplane, the parties utilize joint purchasing or joint bargaining arrangements in order to obtain the benefit of discounted pricing. Each party pays directly the variable costs of operating its own plane, such as expenses for fuel, landing fees and specific maintenance requirements. In addition, the Company and Joust have an understanding under which each party sometimes uses the other party’s plane in the event that the party’s own plane is not available for use. On an annual basis, the parties determine the number of hours that each party used the other party’s plane and net the hours against each other. If the usage was not equal, the party responsible for the overage reimburses the other party for the incremental cost of such overage. For the year ended December 31, 2005, Joust reimbursed the Company $113,828 for the incremental cost of Joust’s use of the Company plane, net of the Company’s use of the Joust plane.

During 2005, the Company paid each of Messrs. Steve M. Rales and Mitchell P. Rales an annual salary of $295,000 for their services as executive officers of the Company. Under the terms of their employment arrangements, Messrs. Steven M. Rales and Mitchell P. Rales do not receive annual cash incentive compensation or equity awards but are entitled to all benefits made generally available to Danaher associates and all perquisites made generally available to the Company’s executive officers. In addition, they are permitted to make personal use of designated Company office space and secretarial services at no incremental cost to the Company, as well as tax and accounting services in the amount of approximately $156,391 in 2005. Separately, in 2005, Equity Group Holdings LLC, which is controlled by Messrs. Steven M. Rales and Mitchell P. Rales, paid the Company approximately $149,387 in full reimbursement for the payment by the Company of all or a portion of the salaries of, and the cost of benefits to, three employees of Equity Group Holdings LLC.

PROPOSAL 2.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee on behalf of the Company has selected Ernst & Young LLP, an international accounting firm of independent certified public accountants, to act as independent registered public accounting firm for the Company and its consolidated subsidiaries for the year ending December 31, 2006. Although stockholder approval of the selection of Ernst & Young LLP is not required by law, the Company’s Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved by the Company’s stockholders at the 2006 Annual Meeting, the Audit Committee will reconsider its selection of Ernst & Young LLP. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

For information concerning fees paid to Ernst & Young LLP in 2004 and 2005, see “Fees Paid to Independent Registered Public Accounting Firm” below.

Recommendation Of The Board Of Directors

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP TO SERVE AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR 2006.

OTHER MATTERS

The management of the Company is not aware of any other business that may come before the meeting. Under the Company’s bylaws, the deadline for stockholders to notify the Company of any proposals or director nominations to be presented for action at the Annual Meeting has passed. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of the proxy holders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all reports they file pursuant to Section 16(a).

Based solely on a review of the copies of such reports furnished to us, or written representations from certain reporting persons that no other reports were required for those persons, we believe that, during the year ended December 31, 2005, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-10% shareholders were satisfied

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the fees for audit services rendered by Ernst & Young LLP to the Company for fiscal 2005 and 2004 and fees billed by Ernst & Young LLP for services rendered during fiscal 2005 and 2004 for audit related, tax and other services rendered to the Company.

	Twelve months ended December 31, 2005	Twelve months ended December 31, 2004
Audit Fees. Aggregate fees for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements and the Company’s internal control over financial reporting, reviews of financial statements included in the Company’s Quarterly Reports on Form 10-Q and services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.	$6,877,000	$6,785,000

Audit-Related Fees. Aggregate fees for assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees” above. The nature of the services comprising the fees disclosed under this category primarily include employee benefit plan audits and procedures performed by Ernst & Young LLP in connection with due diligence related to certain acquisition activities.	$503,000	$2,194,000

Tax Fees. Aggregate fees for professional services rendered by Ernst & Young LLP for tax compliance and tax consulting. (1)	$3,009,000	$2,745,000

All Other Fees. Aggregate fees for products and services provided by Ernst & Young LLP, other than the services reported under “Audit Fees,” “Audit-Related Fees” or “Tax Fees” above.	0	0

(1)	The nature of the services comprising the fees disclosed under “Tax Fees” include the following:

	Twelve months ended December 31, 2005	Twelve months ended December 31, 2004
Tax Compliance. Includes tax compliance fees charged by Ernst & Young LLP for tax return review and preparation services and assistance related to tax audits by regulatory authorities.	$1,753,000	$1,428,000

Tax Consulting. Includes tax consulting services rendered by Ernst & Young LLP, including assistance related to tax credit studies and fees for preparation of expatriate tax return filings.	$1,256,000	$1,317,000

The Audit Committee has considered whether the services rendered by the independent registered public accounting firm with respect to the fees described above are compatible with maintaining their independence and has concluded that such services do not impair their independence.

Pre-Approval Policy

Under its charter, the Audit Committee must pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor. Each year, the independent auditor’s retention to audit the Company’s financial statements is approved by the committee before the filing of the preceding year’s annual report on Form 10-K. On a regular basis, the Audit Committee evaluates other known potential engagements of the independent auditor and approves or rejects each engagement, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent auditor’s independence from management. The committee may delegate to a subcommittee of one or more members the authority to grant preapprovals of audit and permitted non-audit services, and the decisions of such subcommittee to grant preapprovals must be presented to the full committee at its next scheduled meeting.

Since the May 6, 2003 effective date of the Securities and Exchange Commission rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of Ernst & Young LLP was approved in advance by the Audit Committee, and none of those engagements made use of the de minimus exception to pre-approval contained in the Commission’s rules.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of the 1934, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee assists the Board of Directors in overseeing the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent auditors, and the performance of the Company’s internal audit function and independent auditors. The Committee operates pursuant to a written charter adopted by the Board of Directors.

In fulfilling its responsibilities, the Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2005 with the Company’s management and Ernst & Young LLP.

The Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended and as adopted by the PCAOB. In addition, the Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, as amended and as adopted by the PCAOB, and has discussed with Ernst & Young LLP its independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements for the Company for the fiscal year ended December 31, 2005 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

Audit Committee of the Board of Directors

John T. Schwieters (Chairman)

Mortimer M. Caplin

Donald J. Ehrlich

SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act, shareholder proposals intended to be presented at the 2007 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices, Danaher Corporation, 2099 Pennsylvania Avenue, N.W., 12th Floor, Washington, D.C. 20006, no later than December 1, 2006 for inclusion in the Proxy Statement and Proxy relating to the 2007 Annual Meeting of Shareholders.

The Company’s bylaws require that the Company be given advance written notice of stockholder nominations for election to the Company’s Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company’s proxy materials in accordance with Rule 14a-8 under the Exchange Act). The Secretary must receive such notice (containing certain information specified in the bylaws about the stockholder and the proposed action) at the address noted above at least 45 days before the date on which the Company first mailed its proxy materials for the prior year’s Annual Meeting; provided, however, that in the event that the date of the current year’s Annual Meeting has changed by more than 30 days from the prior year’s Annual Meeting, a stockholder’s notice must be so received not later than the close of business on the later of (A) the 60th day prior to the current year’s Annual Meeting and (B) the tenth day following the day on which notice of the date of the current year’s Annual Meeting was mailed or public disclosure of the date of the current year’s Annual Meeting was made, whichever first occurs. Assuming that the 2007 annual meeting is held during the period from April 2, 2007, to June 1, 2007 (as it is expected to be), in order to comply with the time periods set forth in the Company’s bylaws, appropriate notice would need to be provided to the Secretary of the Company at the address noted above by February 14, 2007. If a stockholder fails to provide timely notice of a proposal to be presented at the 2007 annual meeting, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on any such proposal which may come before the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES F. O’REILLY

Secretary

Dated: March 31, 2006

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2005 MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO THE COMPANY OR BY ACCESSING THE REPORT ON THE COMPANY’S WEBSITE, WWW.DANAHER.COM. REQUESTS SHOULD BE SENT TO THE ATTENTION OF INVESTOR RELATIONS AT OUR CORPORATE OFFICES WHICH ARE LOCATED AT 2099 PENNSYLVANIA AVENUE, N.W., 12TH FLOOR, WASHINGTON, D.C. 20006.

VOTE BY TELEPHONE

c/o Stock Transfer Department Post Office Box 105649 Atlanta GA 30348	Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.
VOTE BY INTERNET

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.
VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week.

If you vote by telephone or over the Internet, do not mail your proxy card

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Proxy card must be signed and dated below. ê Please fold and detach card at perforation before mailing. ê

ANNUAL MEETING OF SHAREHOLDERS, MAY 2, 2006

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DANAHER CORPORATION

The undersigned acknowledges receipt of the Proxy Statement and Notice, dated March 31, 2006, of the Annual Meeting of Shareholders and hereby appoints Steven M. Rales and Mitchell P. Rales, and each of them with full power of substitution, the attorneys, agents and proxies of the undersigned, to act for and in the name of the undersigned and to vote all the shares of Common Stock of the undersigned which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Danaher Corporation (the “Company”) to be held May 2, 2006, and at any adjournment or adjournments thereof.

Dated: , 2006

Signature

Signature

Please sign, date and promptly return this proxy in the enclosed envelope. Please sign exactly as your name appears in the space on the left. If stock is registered in more than one name, each holder should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy must be signed by a duly authorized officer, and his title should appear next to his signature.

PLEASE SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of

Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Proxy card must be signed and dated on the reverse side.

ê Please fold and detach card at perforation before mailing. ê

DANAHER CORPORATION	PROXY

PROXIES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES LISTED UNDER PROPOSAL 1, “FOR” PROPOSAL 2 AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS AS TO OTHER MATTERS.

1.	Election of Directors to serve with a term expiring in 2009:

	Nominees:	(1) Mortimer M. Caplin	❑ FOR all nominees	❑ WITHHOLD authority

		(2) Donald J. Ehrlich	(except as marked to the contrary below)	to vote for all nominees

(3) Linda P. Hefner

(4) Walter G. Lohr, Jr.

To withhold authority to vote for individual Nominee(s), write the name(s) on the line provided:

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006:

			❑ FOR ❑ AGAINST	❑ ABSTAIN

IN THEIR DISCRETION on any other matter which may properly come before the meeting, including any adjournment or adjournments thereof.